Exhibit 99.3
Lumera Announces $16,950,000 Private Placement

BOTHELL, WA. (November 8, 2006) -- Lumera Corporation (NASDAQ: LMRA), a leader in the emerging field of nanotechnology, today announced a $16,950,000 private placement of its common stock.

Lumera has entered into definitive agreements with institutional and other accredited investors pursuant to which it has agreed to issue approximately 2,825,000 shares of its common stock, together with warrants to purchase approximately 423,750 shares of common stock, for an aggregate purchase price of $16,950,000 (before expenses). The warrants will be exercisable for five years from the date of closing of the private placement, at a price of $6.25 per share. The securities to be issued in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or state securities laws and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. Lumera has agreed to register the shares of common stock sold as part of this transaction, and register the shares of common stock issuable upon exercise of the warrants for resale under the Securities Act. This notice is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, or solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Lumera

Lumera is an emerging leader in the field of nanotechnology. The company designs proprietary molecular structures and polymer compounds for the bioscience and communications/computing industries, both of which represent large market opportunities. The company also has developed proprietary processes for fabricating such devices. For more information, please visit www.lumera.com.

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Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company's SEC reports, including its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q.

Contact:

Hélène F. Jaillet
(Investor Relations)
Lumera Corporation
425-398-6546

Todd Wolfenbarger
(Media)
The Summit Group Communications
801-595-1155
801-244-9600 cell

SOURCE: Lumera Corporation